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                                                        ------------------------
                                                             OMB Approval
                                                             OMB 3235-0145
                                                        Expires October 31, 1985
                                                        ------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No. ____)*



                             THOMASTON MILLS, INC.
                ------------------------------------------------
                               (Name of Issuer)




                   Common Stock, $1 Par Value - Class A and B
                ------------------------------------------------
                        (Title of Class of Securities)



                             884569 20 3 - Class A
                             884569 10 4 - Class B
                   -----------------------------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                      (Continued on the following page(s))

                               Page 1 of 3 Pages

CUSIP NO.    884569 10 4                13G            PAGE   2   OF   3   PAGES
         ---------------------                              -----    -----
             884569 20 3

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Harry Stewart Davis
                    535 Peachbelt Road
                    Thomaston, Georgia  30286
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                    U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                        96,603    Class B Voting
   SHARES                          53,167    Class A Non Voting
 BENEFICIALLY          --------------------------------------------------------
   OWNED BY            (6)     SHARED VOTING POWER
    EACH                           126,338   Class B Voting
  REPORTING            --------------------------------------------------------
 PERSON WITH           (7)     SOLE DISPOSITIVE POWER
                                   96,603    Class B Voting
                                   53,167    Class A Non Voting
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    222,941   Class B Voting
                     53,167   Class A Non Voting
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                    13.67%    Class B Voting
                     1.08%    Class A Non Voting
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                    IN
          ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13 G - PAGE 3

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. This annual amendment is made to update previous filing. No filing fee is due.



Dated:  December 31, 1997



                                   /s/ Harry Stewart Davis
                                   --------------------------------------------
                                                    Signature


                                   Harry Stewart Davis, 585 Peachbelt Road
                                   --------------------------------------------
                                                        Thomaston, GA 30286
                                   Name                       Address